Exhibit 10.83

NINTH AMENDMENT

TO

LEASE OF OFFICE SPACE BETWEEN

BROOKFIELD DB INC., AS THE SUCCESSOR-IN-INTEREST TO

BROOKFIELD DEVELOPMENT CALIFORNIA INC. AND BCED MINNESOTA INC.

(“LANDLORD”) AND DAIN RAUSCHER CORPORATION, AS SUCCESSOR-IN-INTEREST TO

INTERRA FINANCIAL INCORPORATED AND INTER-REGIONAL FINANCIAL GROUP INC.,

(“TENANT”)

THIS NINTH AMENDMENT is made and entered into as of this 16th day of February, 1999, by and between Brookfield DB Inc., as the successor-in-interest to Brookfield Development California Inc. and BCED Minnesota Inc. (“Landlord”) and Dain Rauscher Corporation, as successor in interest to Interra Financial Incorporated and Inter-Regional Financial Group Inc., (“Tenant”).

WITNESSETH THAT:

WHEREAS, BCED Minnesota Inc. (“BCED”) as lessor and predecessor-in-interest to Landlord and Tenant, made and entered into that certain Lease of Office Space dated as of February 6, 1989 (the “Initial Lease”), covering among other things space in the Dain Bosworth Plaza located on the parcel of land in the City of Minneapolis, Minnesota that is legally described on Exhibit A attached hereto and made a part hereof; the Initial Lease was amended by that certain First Amendment to Lease of Office Space dated as of May 14, 1991, by that certain Second Amendment of Lease to Office Space dated as of December 23, 1991, by that certain Third Amendment to Lease of Office Space dated as of July 15, 1992, by that certain Fourth Amendment to Lease of Office Space dated July 29, 1993, by that certain Fifth Amendment to Lease of Office Space dated March 30, 1994 (“Fifth Amendment”), by that Letter Agreement (the “Letter Agreement”) dated May 3, 1994, by that Sixth Amendment to Lease of Office Space dated as of November 27, 1996, by that Seventh Amendment to Lease of Office Space dated as of August 22, 1997 and by that Eight Amendment to Lease of Office Space dated May 29, 1998 (the Initial Lease as so amended is referred to herein as the “Lease”); and

WHEREAS, Landlord and Tenant desire to further supplement and amend the Lease as hereinafter provided.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is hereby supplemented and amended as follows:

1.0	Definitions

1.1	Except as specifically defined herein, all captioned terms shall have the meanings given them in the Lease.

1.2	In this Ninth Amendment:

(a)	“Twenty-first Floor Expansion Space” means the entire twenty-first floor of the Building, consisting of 19,259 Square Feet as shown on the attached Exhibit B.

(b)	“Twenty-first Floor Expansion Space Delivery Date” means June 1, 1999.

(c)	“Twenty-first Floor Expansion Space Commencement Date” means the earlier of

(i)	the date Tenant occupies all or any part of the Twenty-first Floor Expansion Space for the regular conduct of business, or

(ii)	September 1, 1999.

(d)	“Twenty-first Floor Expansion Space Improvement Allowance” means an amount equal to $30.00 multiplied by the number of Square Feet in the Twenty-first Floor Expansion Space

2.0	Addition of Twenty-first Floor Expansion Space.

2.1

Landlord hereby demises and leases to Tenant the Twenty-first Floor Expansion Space, and Tenant hereby leases and accepts from Landlord the Twenty-first Floor Expansion Space to have and to hold, on and subject to the terms and conditions of the Lease, except as provided in this Ninth Amendment.

2.2	The term for the lease of the Twenty-first Floor Expansion Space shall commence on the Twenty-first Floor Expansion Space Delivery Date, and shall end on the same day the Lease terminates.

2.3

Subject to the provisions of 2.4 of this Ninth Amendment, Annual Rent for the Twenty-first Floor Expansion Space shall be equal to $16.60 multiplied by the number of Square Feet in the Twenty-first Floor Expansion Space for each twelve month period commencing on the Twenty-first Floor Expansion Space Commencement Date, and ending December 2, 2006.

2.4

Provided Tenant is not in default under the terms of the Lease no Annual Rent or Occupancy Costs shall be due or payable in respect of the Twenty-first Floor Expansion Space during the interval between the Twenty-first Floor Expansion Space Delivery Date and the Twenty-first Floor Expansion Space Commencement Date.

2.5	Tenant shall pay Annual Rent to Landlord in advance in equal monthly payments at the times and in the manner as rental payments are to be made pursuant to the Lease.

2.6

Renewals -- the Twenty-first Floor Expansion Space shall be subject to the same rights of renewal (if any) as are contained in the Lease, and any renewal of the Lease in accordance therewith shall be deemed to be a renewal of Tenant’s lease of the Twenty-first Floor Expansion Space upon the same terms and conditions as are applicable to such renewal of the Lease.

2.7

Default -any default by Tenant under the Lease shall be deemed to be a default under Tenant’s lease of the Twenty-first Floor Expansion Space and any default under Tenant’s lease of the Twenty-first Floor Expansion Space shall be deemed to be a default under the Lease.

2.8	Termination -if the Lease terminates for any reason whatsoever, Tenant’s lease of the Twenty-first Floor Expansion Space shall terminate on the same date.

2.9

Occupancy Costs -subject to the provisions of 2.4 of this Ninth Amendment of Lease, Tenant shall pay as additional Rent, Occupancy Costs and Tax Costs and other amounts in respect of the Twenty-first Floor Expansion Space at the times and in the manner as payments of Occupancy Costs and Tax Costs and other amounts are to be made pursuant to the Lease. No Occupancy Costs or Tax Costs shall be due or payable in respect of the Twenty-first Floor Expansion Space during the interval between the Twenty-first Floor Expansion Space Delivery Date and the Twenty-first Floor Expansion Space Commencement Date.

2.10

Condition of Additional Space -- Tenant shall take the Twenty-first Floor Expansion Space in “as is” condition, and no Landlord improvements shall be required in respect thereto. Tenant may, at any time after the Twenty-first Floor Expansion Space Delivery Date, at its sole cost and expense construct improvements to the Twenty-first Floor Expansion Space including the elevator lobby pursuant to plans approved by Landlord, and subject to all applicable provisions of the Lease. Landlord will not unreasonably refuse or delay granting its approval of Tenant’s proposed plans and specifications.

2.11

Improvement Allowance -Provided there exists no material default (beyond any applicable grace period) under the terms of the Lease, Landlord shall pay to Tenant the Twenty-first Floor Expansion Space Improvement Allowance in monthly intervals. Any draw requests shall be submitted to Landlord no later than the fifth (5th) day of the month during which payment is to be made. Each draw request shall be accompanied by an invoice from the Tenant’s construction manager, contractor, architect, engineer, designer or other permitted third party specifying the percentage of completion as to each of the items performed and invoiced and the amount to be drawn for such services and shall include a lien waiver from the Tenant’s contractor for the applicable portion of Tenant’s Work. On or before the twenty-sixth (26th) day of that month, Landlord shall deliver a check or checks issued to the contractor or other payee or jointly in the name of Tenant, or Tenant’s construction manager, and contractor, architect, engineer, designer or other designated third party for the amount of the requested draws. Payment shall be consistent with the amount set forth in the lien waiver. Upon the final completion of Tenant’s Work, Tenant shall be required to provide to Landlord, final lien waivers from Tenant’s contractor, subcontractors and primary suppliers. Notwithstanding anything contained herein to the contrary, draw requests received by Landlord after the fifth (5th) day of the month shall not require payment to Tenant or other designated third party until the twenty-sixth (26th) day of the following month. In the event that Tenant’s expenditures for improvements for the Twenty-first Floor Expansion Space are less than the Twenty-first Floor Expansion Space Improvement Allowance the remaining balance (after reimbursing Tenant for such expenditures) of the Twenty-first Floor Expansion Space Improvement Allowance shall be credited against Annual Rent next coming due under the Lease.

4.0	Lease. Except as herein specified, supplemented and amended the Lease shall remain in full force and effect.

5.0

Brokerage Commission. Tenant acknowledges that it has been represented in this Lease transaction by Nelson, Tietz and Hoye (the “Broker”), that no other broker has served Tenant as a procuring cause in respect of Tenant entering into this Ninth Amendment. Landlord and Tenant warrant and agree to save and hold each other harmless from any and all leasing commissions, costs, and liability including reasonable attorney fees with respect to the Twenty-first Floor Expansion Space regarding any other broker claiming to be the authorized broker/representative for Tenant. In consideration of Tenant entering into this Ninth Amendment of Lease, Landlord shall pay a commission to the Broker in the amount of $3.00 per square foot contained in the Twenty-first Floor Expansion Space. Payment shall be made one-half upon execution of this Ninth Amendment and one-half upon the Twenty-first Floor Expansion Space Commencement Date. Tenant hereby agrees to indemnify, defend and hold Landlord harmless against any claim to commission or other compensation by a broker agent under contract or associated with Tenant based upon any of the above-referenced transactions.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Ninth Amendment as of the date first written above.

LANDLORD:
BROOKFIELD DB INC., AS SUCCESSOR-IN-
INTEREST TO BROOKFIELD DEVELOPMENT
CALIFORNIA INC. AND BCED MINNESOTA INC.

By	/s/ Authorized signatory
Its	VICE PRESIDENT

By	/s/ Authorized signatory
Its	VICE PRESIDENT

TENANT:
DAIN RAUSCHER CORPORATION, AS
SUCCESSOR-IN-INTEREST TO INTERRA
FINANCIAL INCORPORATED AND INTER-
REGIONAL FINANCIAL GROUP, INC.

By	/s/ Authorized signatory
Its	CFO

By
Its

EXHIBIT A

Parcel 1:

Lots 1, 2, 9, and 10, and the Northwesterly 23 feet (front and rear) of Lots 2, 8, all in Block 87, Town of Minneapolis, (now City of Minneapolis); also the Northwesterly  1/2 of the alley running through the center of said Block 87, from 5th Street to 6th Street (being streets in the City of Minneapolis), the Northwesterly boundary line of which alley is parallel to and 23 feet Southeasterly from the Northwesterly line of said Lots 3 and 8, in said Block 87; it being intended herby to embrace the Northwesterly  1/2 said Block 87.

Parcel 2:

The Northwesterly 10 feet of the following described property:

All that part of Block 87 in the original town Minneapolis (now a part of the City of Minneapolis) bounded and described as follows, to-wit Commending at the most Easterly corner of said Block 87 being the corner formed by the intersection of the Southwesterly boundary line of Fifth Street with the Northwesterly boundary line of First Avenue South (now Marquette Avenue and formerly Minnetonka Street) in the City of Minneapolis; thence running Southwesterly along the line dividing said Marquette Avenue from said Block 87 a distance of 165 feet; more or less, to an intersection with aline drawn through the center of said Block 87 parallel with and equally distant from the Northeasterly boundary line of Sixth and the Southwesterly boundary line of Fifth Street, a distance of 165 feet, thence Northwesterly and parallel with and said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet; thence Northwesterly and parallel with the said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet, more or less to the Southwesterly boundary line of Fifth Street from said Block 87 a distance of 165 feet to the point of beginning, according to the plat thereof on file and record in the office of the County Recorder, in and for Hennepin County, Minnesota.

Parcel 3:

The Northwesterly 10 feet of the following described Tract:

The Southwesterly Half front and rear of Lot 3, Block 87, Town of Minneapolis and the Southwesterly Half front and rear of the Southeasterly Half front and rear of the vacated alley in said Block, according to the plat thereof on file and record in the office of the Register of Deeds in and for said County.

EXHIBIT B

DAIN/IFG
19,259 R.S.F.
BROOKFIELD
DAIN BOSWORTH PLAZA
FLOOR 21